Exhibit (d)(10)
Option Amendment Agreement
     This Option Amendment Agreement (this “Agreement”) is entered into by and between Progress Software Corporation, a Massachusetts corporation (“Progress”), and _________(“Director”), a member of the Board of Directors of Progress, and is effective on the date of the last signature below.
     WHEREAS, Progress and Director wish to amend the exercise price of certain options to purchase shares of Progress common stock as set forth herein and to make related agreements;
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Progress and Director hereby agree as follows:
     1. Definitions. The following terms shall have the following meanings for purposes of this Agreement:
     “Amended Exercise Price” of any Option shall mean the fair market value of the Progress common stock on the measurement date for such Option for tax and accounting purposes, as set forth on Exhibit A hereto.
     “Options” shall mean the options granted by Progress to Director to purchase shares of Progress common stock that are set forth on Exhibit A hereto.
     “Original Exercise Price” of any Option shall mean the exercise price of such Option as in effect immediately before the execution of this Agreement, as set forth on Exhibit A hereto.
     2. Increase in Exercise Price of Options. Each outstanding Option held by Director, if any, is hereby amended to increase the exercise price of such Option from the Original Exercise Price to the Amended Exercise Price for such Option, as set forth on Exhibit A hereto. Except for the increased exercise price per share, each outstanding Option held by Director, if any, will continue to remain subject to the same terms and conditions as in effect for that Option immediately prior to the date hereof. Accordingly, each outstanding amended Option, if any, will vest in accordance with the same vesting schedule measured from the same vesting commencement date, and it will have the same exercise period, option term and other conditions currently in effect for that Option.
     3. Payment to Progress. (a) Director agrees to pay Progress promptly (and in any event such amount shall be due and payable ten business days following written demand by Progress) an amount equal to $_________(the “Payment Amount”), such amount to be reduced as set forth in Section 3(c) of this Agreement, which Payment Amount Progress has calculated as the sum of the amounts determined by multiplying (x) the number of shares exercised under each Option times (y) the difference between the Amended Exercise Price and the Original Exercise Price, as more fully set forth on Exhibit A. Director may pay the Payment Amount by any one or more of the following methods: (i) in cash or by check, (ii) by the transfer to Progress of shares of Progress common stock having an aggregate Market Value, as defined below, not less than such amount, (iii) by the cancellation of vested stock options held by Director having an aggregate In-the-Money Value, as defined below, not less than such amount, or (iv)

with Progress’s consent, by the delivery of other consideration equal in value to such amount. Any payment under this Section 3(a) is not in satisfaction of any legal obligation, and no money or property is being received in exchange.
          (b) For purposes of this paragraph, “Market Value” as of any date shall mean the average of the high and low sale prices per share of Progress common stock as reported by the Nasdaq Global Select Market (or on such other exchange or market on which the Progress common stock is then traded, or, if there is no such exchange or market, as determined in good faith by the Board of Directors of Progress) over the ten trading days preceding such date, and the “In-the-Money Value” of any stock option as of any date shall mean an amount equal to the product of (x) the number of shares of Progress common stock subject to such stock option multiplied by (y) the excess, if any, of the Market Value of the Progress common stock on such date over the per share exercise price of such option (which, in the case of an Option, shall be the Amended Exercise Price of such Option).
          (c) If Director has already paid or has incurred an obligation to pay federal or state taxes (including penalties and interest) as a result of the exercise of any Option, the Payment Amount payable in respect of such Option will be reduced by the amount of the taxes paid or incurred on that portion of the income recognized upon such exercise as is equal to the product of (x) the number of shares exercised under the Option multiplied by (y) the excess of the Amended Exercise Price over the Original Exercise Price.
          (d) It is the understanding of the parties that, regardless of the manner of payment chosen by Director under Section 3(a), Director shall have no taxable income pursuant to the transaction contemplated by Section 3(a) that is reportable by Progress to any taxing authority.
     4. Amendment; Waiver. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument signed by Progress and Director. The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.
     5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.
     6. Entire Agreement, Assignment, etc. This Agreement supersedes all prior written and oral negotiations, discussions, communications, understandings, arrangements and agreements between the parties with respect to the specific matters set forth in this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the specific matters set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is personal to Director and shall not be assignable by Director, by operation of law or otherwise.
     7. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.

     In Witness Whereof, the parties have caused this Agreement to be executed as an agreement under seal and is effective on the date of the last signature below.

PROGRESS SOFTWARE CORPORATION

By:

Title:

Printed Name:

Date Signed:

DIRECTOR:

[Name]

Date Signed:

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Exhibit A

Original Option Terms
Value Lost
	Number	Original	Amended	Number of			plus
Grant	of Shares	Exercise	Exercise	Shares	Value Lost in	Payment	Payment
Date	Granted	Price	Price	Exercised	Repricing	Amount	Amount

$

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